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                                                                  EXHIBIT (d)(3)



PERSONAL AND CONFIDENTIAL



November 19, 1999


SBC Communications Incorporated
175 East Houston Street
San Antonio, TX 78205


Attention:  Steve McGaw

Dear Mr. McGaw:

In connection with your consideration of a possible transaction with Sterling Commerce, Inc. (the "Company"), you have requested information concerning the Company. As a condition to your being furnished such information, you agree to treat any and all information (whether written, oral, electronic, computer generated or stored, or otherwise) concerning the Company and/or its affiliates (whether prepared by the Company or its Representatives or otherwise) which is furnished (whether before or after the date hereof) to you or your Representatives by the Company and/or its affiliates or their respective Representatives (herein collectively referred to as the "Evaluation Material") in accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Representatives", when applied to either party hereto, means the directors, officers, employees, agents, accountants, advisors and other representatives of such party and its subsidiaries. The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents (whether written, oral, electronic,


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computer generated or stored, or otherwise) prepared by you or your
Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives by the Company or its Representatives. The term "Evaluation Material" does not include information which (i) is already in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of confidentiality to the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (iii) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of confidentiality to the Company or another party, or (iv) was or is independently developed by you or your Representatives without breach of any confidentiality obligation to the Company, provided that the person or persons who developed or develop such information do not have access to the Evaluation Material.

You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and that such information will be kept strictly confidential by you and your Representatives and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever, recognizing that the disclosure or unauthorized use of such Evaluation Material will injure the Company's business; provided, however, that (i) any of such information may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall be informed by you of the confidential nature of such information and shall be directed by you to treat such information confidentially), and (ii) any disclosure of such information may be made to which the Company consents in writing. You shall be responsible for any breach of this letter agreement by your Representatives.

You hereby acknowledge that you are aware, and that you will advise such Representatives who are informed as to the matters which are the subject of this letter, that the United States securities laws prohibit any person who has

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received from an issuer material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In the event that you receive a request to disclose all or any part of the information contained in the Evaluation Material under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a governmental body, you agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, and (ii) permit the Company to take such action as the Company, in its sole discretion, deems advisable to resist or narrow such request or to obtain confidential treatment for any information required to be disclosed pursuant to such request. You agree to cooperate fully with the Company in its taking of any such action. Whether or not any such action by the Company is successful, you agree to disclose only such portion of the Evaluation Material as your counsel determines you are legally required to disclose and to use your best efforts to obtain reliable assurance that confidential treatment will be accorded to all Evaluation Material you disclose.

In addition, without the prior written consent of the Company, you will not, and will direct such Representatives not to, disclose to any person either the fact that the Company is considering a transaction or that discussions or negotiations are taking place concerning a possible transaction between the Company and you or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. In addition, without your prior written consent, the Company will not, and will direct its Representatives not to, disclose to any person that discussions or negotiations are taking place concerning a possible transaction between the Company and you, or any of the terms, conditions or other facts with respect to any such possible transaction between the Company and you, including the status thereof.

You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period of one year from the date hereof, you and your Representatives will not (i) propose to the Company or its Representatives, or propose to or discuss with any other person, or make any public disclosure concerning, any transaction between


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you and the Company or its security holders or involving any of its securities or security holders unless the Company shall have requested in writing that you make such a proposal (and, then, only in accordance with such request), or (ii) acquire or seek to acquire, or advise, assist or encourage any other person in acquiring or seeking to acquire, directly or indirectly, control of the Company or its board of directors or any securities, businesses or assets of the Company or any of its subsidiaries, unless the Company shall have consented in advance in writing to such acquisition (and, then, only in accordance with such consent), or (iii) request that the Company or its Representatives waive any of the restrictions set forth in this paragraph. You also agree that the Company shall be entitled to legal and equitable relief, including injunction, in the event of any breach or threatened breach of the provisions of this paragraph or any other provision of this letter agreement; that you shall not oppose the granting of such relief, and that the Company will suffer irreparable injury from any such breach for which damages alone would not be an adequate remedy.

Although the Company has endeavored to include in the Evaluation Material information known to it which it believes to be relevant for the purpose of your investigation, you understand that neither the Company nor any of its Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor its Representatives shall have any liability to you or any of your Representatives resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

In the event that you do not proceed with the transaction which is the subject of this letter within a reasonable time, you shall promptly notify the Company of such decision and immediately, or at any time upon the request of the Company, redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its Representatives, or otherwise) and will not retain any copies, extracts or other reproductions in whole or in part of such written material. All documents, memoranda, notes and other writings whatsoever prepared by you or your Representatives based on the information in the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized

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officer supervising such destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by the obligations of confidentiality and other obligations hereunder.

You agree that without the prior written consent of the Company, for a period of two years from the date hereof, (i) you will not permit any of your Representatives who have knowledge of a possible transaction with the Company to, directly or indirectly, solicit for employment in any capacity (as director, officer, employee, consultant or advisor) any employee of the Company or any of its subsidiaries, and (ii) you will not, directly or indirectly, employ in any such capacity any employee of the Company or any of its subsidiaries with whom you had contact or who became known to you during your evaluation of or discussions with the Company. You also agree that neither you nor your Representatives will contact any employee, customer, competitor, supplier or joint venturer of the Company or its subsidiaries in connection with your evaluation of the Company without the prior written approval of the Company. For the purpose of this paragraph, the use of general, non-targeted employment advertising shall not be deemed to be direct or indirect solicitation. In addition, without your prior written consent, for a period of two years from the date hereof, the Company will not, directly or indirectly, employ in any capacity any employees of you or any of your subsidiaries with whom the Company had contact or who became known to the Company during your evaluation of or discussions with the Company.

You agree that unless and until a definitive agreement between the Company and you with respect to any transaction referred to in the first paragraph of this letter has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this or any written or oral expression with respect to such a transaction by any of its Representatives except, in the case of this letter, for the matters specifically agreed to herein. In addition, you further understand that neither you nor your Representatives shall have any claims whatsoever against the Company or its Representatives arising out of or relating to any transaction (other than those provided in any definitive agreement with the undersigned) nor, unless a definitive agreement is entered into with the undersigned, against any third party with whom a transaction is entered into. No provision of this letter agreement may be modified or waived except by a separate writing by the

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Company and you expressly so modifying or waiving such provision.


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This letter shall be governed by, and construed in accordance with, the laws of the State of New York.


Very truly yours,


STERLING COMMERCE, INC.


By /s/ Goldman, Sachs & Co.
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  Goldman, Sachs & Co.
  On behalf of Sterling Commerce, Inc.




Confirmed and Agreed to:



SBC COMMUNICATIONS INCORPORATED


By: /s/ Paul R. Driscoll
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Date: November 23, 1999
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